Exhibit 99.1

URBAN OUTFITTERS, INC.

Fourth Quarter Sales Results

Philadelphia, PA – February 7, 2013

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports a 17% Sales Jump

PHILADELPHIA, PA, February 7, 2013 - Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, BHLDN, Free People, Terrain and Urban Outfitters brands, today announced record net sales for the quarter and year ended January 31, 2013.

Total Company net sales for the fourth quarter of fiscal 2013 increased to $857 million or 17% over the same quarter last year. Comparable retail segment net sales, which include our comparable direct-to-consumer channel, increased 11% while comparable store net sales were flat. Direct-to-consumer returns at stores are charged against store sales. Excluding these returns comparable store net sales would have been low single-digit positive. Comparable retail segment net sales increased 37% at Free People, 11% at Urban Outfitters and 7% at Anthropologie. Direct-to-consumer net sales surged by 44% for the quarter and wholesale segment net sales rose 22%.

For the year ended January 31, 2013, total Company net sales increased to $2.8 billion or 13% over the prior year. Comparable retail segment net sales increased 7% while comparable store net sales decreased by 1%. Excluding the direct-to-consumer returns at stores comparable store net sales would have been low single-digit positive. Direct-to-consumer net sales increased by 31% for the year and wholesale segment net sales increased 12%.

“I congratulate our Brand teams for producing a solid fourth quarter sales increase,” said Richard A. Hayne, Chief Executive Officer. “Our sales gains were driven by new stores, improved product, stronger creative execution and more effective marketing across all brands,” finished Mr. Hayne.

Net sales by brand and channel for the three and twelve month periods were as follows:

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2013	2012	2013	2012
Net sales by brand
Urban Outfitters	$415,483	$356,769	$1,324,381	$1,155,293
Anthropologie	334,792	299,198	1,118,609	1,044,525
Free People	97,736	69,864	320,683	250,412
Other	8,821	4,817	31,252	23,571

Total Company	$856,832	$730,648	$2,794,925	$2,473,801

Net sales by channel
Retail Stores	$577,558	$532,043	$1,982,944	$1,835,831
Direct-to-consumer	240,541	166,935	663,340	504,963

Retail Segment	818,099	698,978	2,646,284	2,340,794

Wholesale Segment	38,733	31,670	148,641	133,007

Total Company	$856,832	$730,648	$2,794,925	$2,473,801

During the year ended January 31, 2013, the Company opened a total of 49 new stores including: 18 Urban Outfitters stores, 15 Free People stores, 14 Anthropologie stores, 1 BHLDN store and 1 Terrain garden center, and closed 2 Anthropologie stores.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 215 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and websites; 180 Anthropologie stores in the United States, Canada and Europe, catalogs and websites; Free People wholesale, which sells its product to approximately 1,400 specialty stores and select department stores, 77 Free People stores in the United States and Canada, catalogs and websites; 2 BHLDN stores and a website and 2 Terrain garden centers and a website, as of January 31, 2013.

The Company will release fourth quarter and fiscal year 2013 earnings results on March 11, 2013.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, continuation of lowered levels of consumer spending resulting from the continuing worldwide economic downturn and related debt crisis, any effects of terrorist acts or war, natural disasters or severe weather conditions, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, potential difficulty liquidating certain marketable security investments, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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